Exhibit 10.1

AMENDMENT NUMBER ONE

TO THE

REGIONS FINANCIAL CORPORATION RETIREMENT PLAN

Amended and Restated Effective January 1, 2002 (the “Plan”)

As Adopted in December, 2008

Regions Financial Corporation further amends the Plan as follows:

1. Effective April 16, 2009, Article III is hereby amended by adding to the end thereof the following new Section 3.05:

3.05 Temporary Benefit Freeze. This Section 3.05, adopted on February 25, 2009 and effective April 16, 2009, implements a benefit freeze that is of indefinite duration although intended to be temporary. The benefit freeze described in this Section applies to all Participants in the Plan, including (without limitation of the foregoing) Participants covered under Section 12.19 and Appendix O, as well as Participants covered by Sections 12.02 through 12.18.

(a) Benefit Freeze. Effective April 16, 2009 and thereafter, the Accrued Benefit of each Participant in the Plan shall be the Participant’s Accrued Benefit on April 15, 2009. Except as otherwise provided in this Section, no Participant’s Accrued Benefit shall increase or decrease after April 16, 2009 due to changes in the Participant’s Average Monthly Earnings, Credited Service, covered compensation or any other factor. The benefit freeze described herein shall not affect the increase in the amount of a Participant’s benefit due to the Participant’s increasing age (and the consequent effect on the applicable Early Retirement Factor).

(b) Coordination With Other Provisions. Except as specifically provided for in this Section, the benefit freeze provided for in this Section shall override any other provision of the Plan that existed on April 16, 2009, including provisions that purport to apply “notwithstanding any other provision of the Plan” or using similar language.

(c) Provisions Not Overridden.

(1) This Section shall not affect the operation of Sections 1.03 and 4.08(c)(ii) or any other Plan provisions relating to Actuarial Equivalence, Actuarial Value or any similar terms that incorporate by reference statutory or regulatory provisions relating to the mortality table, interest rate, or similar actuarial assumption used in the computation of a Participant’s benefit in any form. To the extent that such actuarial assumptions would change due to the operation of such statutory or regulatory provisions (including amendments to such statutory or regulatory provisions) and such changes affect the computation of the Participant’s benefit in any form, this Section shall not preclude such changes from taking effect.

(2) This Section shall not affect the operation of Section 4.13 (implementing the requirements of Section 401(a)(9) of the Code) to the extent that any statutory or regulatory changes occurring after April 16, 2009 may be incorporated by reference and may affect the computation or payment of a Participant’s benefit.

(3) This Section shall not affect changes in benefits that arise solely due to the operation of provisions of Article VIII relating to allocation of benefits upon the termination of the Plan and vesting due to termination or partial termination of the Plan.

(4) This Section shall not affect the operation of Article IX (implementing the limitations in Section 415 of the Code) to the extent that such provisions are incorporated by reference and to the extent that changes in benefits result from the indexing of any limitation therein, the automatic change in any actuarial assumption, or any amendment to the statutory or regulatory provisions implemented by Article IX.

(5) This Section shall not affect the operation of Article X (implementing the requirements of Section 416 of the Code).

(6) This Section shall not affect the operation of Section 11.19 relating to reemployment rights of veterans with respect to qualified military service, or any similar legal requirements applicable upon the reemployment of a veteran.

(7) Notwithstanding the benefit freeze described in this Section, a Participant shall continue to earn service towards vesting and eligibility for early retirement benefits.

(8) This Section shall not affect any provisions of Section 12.19 or Appendix O corresponding to the provisions listed in (c)(1) through (c)(7) above.

(d) Actuarial Increases After Normal Retirement Age. Actuarial increases for commencement after age 65 under Section 4.03 (or Section 4.01 of Appendix O) shall not be provided after April 16, 2009, except that: (1) actuarial increases shall be given as provided for up to April 16, 2009; and (2) further actuarial increases shall be given for a Participant whose benefit commences in a calendar year after the calendar year in which the Participant attains age 70 1/2 in accordance with Section 401(a)(9)(C)(iii) of the Code and the regulations thereunder. A Participant to whom this subsection applies shall be given a notice of suspension of benefits in accordance with applicable regulations of the Treasury and the Department of Labor.

(e) Certain Disabled Participants. The Accrued Benefit of a Participant who has continued to earn Credited Service under Section 1.16(a)(3) (generally, Participants determined to be disabled on or before June 30, 2004) shall be frozen as of April 16, 2009 in the same manner as an active Participant.

2. All other terms, provisions and conditions of the Plan not herein amended shall remain in full force and effect.

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